Exhibit C-472

                  AMENDMENT TO SEVERANCE PROTECTION AGREEMENT

     WHEREAS, GPU, Inc. and GPU Service, Inc. (collectively "GPU") and Carole B. Snyder ("Executive") have entered into a Severance Protection Agreement, dated November 30, 1998, and amended August 8, 2000, by and among GPU and the Executive, ("the Agreement"); and

         WHEREAS, FirstEnergy Corp. ("FE") has merged with GPU; and

         WHEREAS, FE has assumed the obligations stated in the Agreement on the date on which the merger between FE and GPU became effective ("Effective Time"), and

         WHEREAS, FE and Executive wish to amend the terms of the Agreement to include terms of employment between Executive and FE after the Effective Time and a covenant by which Executive agrees not to compete with FE following termination of Executive's employment;

         NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, effective as of the Effective Time, it is agreed as follows:

1. The following new paragraphs shall be inserted as paragraphs 8A, 8B and 8C in the Agreement:

         8A.      Payments on Account of Merger. FE and Executive agree that
                  -----------------------------
Executive is entitled to terminate her employment with GPU, Inc. for Good Reason. Executive and Company are deemed to have complied with the notice requirement of section 3. The provisions of section 8B do not result in a transfer of employment subject to section 5. As such, except as specifically provided below in this Section 8A, Executive will receive all of the benefits and compensation identified in section 2 of this Agreement:

                  (a)    Executive will not receive a Pro Rata Bonus pursuant to
section 2(b)(1) of this Agreement.

                  (b)    Executive will not receive any amounts pursuant to
section 2(b)(2) of this Agreement.

                  (c) The Continuation Period specified in section 2(b)(3) of this Agreement will commence upon termination of Executive's employment for any reason.

                  (d)    Executive will not receive any amounts pursuant to
section 2(b)(4) of this Agreement.

                  (e) Executive cancels her right to receive 2902.06 shares of her deferred stock units.

                  (f) FE previously consented to an amendment of the Senior Executive Life Insurance Program agreement between GPU and Executive to prevent the release of the collateral assignment on account of the merger between GPU and FE. FE agrees, notwithstanding any provision in any other agreement to the contrary, that it will from time to time improve or enhance Executive's split dollar life insurance policy in any manner that FE determines appropriate (including without limitation, paying additional premiums or agreeing to delay the date on which the total company premiums, as defined in the Split Dollar Agreement, are required to be repaid), as long as, upon termination of the Split Dollar Agreement for any reason including Executive's death, the value of the policy (or projected value in the case of termination prior to death) is sufficient to provide the policy beneficiaries a death benefit equal three times Executive's final salary. The value or projected value of the policy at its termination shall be determined after repayment of any amounts due GPU, FirstEnergy, or any affiliate of any of them and shall be based on the insurance company earnings crediting and other assumptions at the time of termination of the Split Dollar Agreement.

                  (g) Executive waives her rights to have any benefits funded under the GPU Executives' Benefits Protection Trust. FE agrees that after Executive's deferred compensation accounts, including any deferred cash account received in accordance with section 2.02(h)(ii) of the Merger agreement, are transferred to the FE Deferred Compensation Plan, they shall be credited with interest equivalents in the same manner as Retirement Accounts are credited under the FE Deferred Compensation Plan, currently Moody's, as defined in section 3.3(a) of the FE Deferred Compensation Plan, plus three (3) percentage points. After transfer, Executive's deferred compensation accounts shall be administered solely in accordance with the provisions of the FE Deferred Compensation Plan and no provision of the GPU Plan from which Executive's deferred compensation accounts are transferred shall determine or affect administration of Executive's deferred compensation accounts. Executive's most recent election filed with FE shall control the distribution of Executive's Benefit under the FE Deferred Compensation Plan, unless and until a new election and designation are made in accordance with the provisions of the FE Deferred Compensation Plan.

         8B.      Employment Term.
                  ---------------

                  Executive will be a Senior Vice President of FE from the Effective Time until such time as determined by Executive and FE; provided, however, that Executive may terminate her employment at any time and for any reason. Executive's duties and responsibilities while an employee will be commensurate with those customarily performed, undertaken and exercised by persons situated in a similar executive capacity. Executive's principal office will be located in Akron, Ohio. In consideration of Executive's performance of such duties, while an employee, Executive will be compensated as follows:

                  (a)    Retention. Executive will receive a retention incentive
                         ---------
of $700,000 upon signing of this agreement as consideration for agreeing to remain employed with FE. Executive shall be entitled to severance benefits in accordance with a Special Severance Agreement, a form of which is attached, as further inducement to remain an employee of FE in the event of a Change of Control (as defined in the Special Severance Agreement, as it may be amended from time to time) while Executive is an employee. Executive has elected to defer the entire retention incentive amount in accordance with the FE Executive Deferred Compensation Plan.

                  (b)    Base Salary. Executive will receive a base salary (the
                         -----------
"Base Salary") at an annual rate of $325,000, which will be payable in accordance with the normal payroll practices of FE. The Base Salary will be reviewed at least annually at the same time as the base salaries of FE's senior executive officers are reviewed, but will in no event be less than $325,000.

                  (c)    Annual Bonus. Executive will be eligible to receive a
                         ------------
target annual incentive bonus each year under FE's Executive Incentive Compensation Plan ("Incentive Plan") (or any successor plan) and will have a target award, expressed as a percentage of Executive's Base Salary [salary range mid-point], which is at least equal to Executive's annual bonus target in effect immediately prior to the Effective Time. Any annual incentive compensation awarded to Executive will be payable in accordance with the provisions of the Incentive Plan, provided that Executive will be entitled to a pro-rated award for the portion of FE's fiscal year in which the Effective Time occurs and the portion of FE's fiscal year in which Executive terminates employment.

                  (d)    Long-Term Incentive Compensation. Executive will be
                         --------------------------------
eligible to receive long-term incentive compensation awards pursuant to FE's Long-Term Incentive Plan ("LTIP") (or any successor plan). The annualized target value of the long-term compensation incentive awards, expressed as a percentage of Executive's Base Salary, will be at least equal to Executive's annualized target value for such awards in effect immediately prior to the Effective Time. Any incentive compensation awarded to Executive will be payable according to the provisions of the LTIP, provided that Executive will be entitled to a pro-rated award for the portion of FE's fiscal year or other performance period in which the Effective Time occurs, to the extent not already provided by GPU, and the portion of FE's fiscal year or other performance period in which Executive terminates employment.

                  (e)    Employee Benefits. Except for the FE Executive
                         -----------------
Supplemental Life Insurance Program, Executive will be entitled to participate in all executive and employee welfare benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by FE on the same level as other senior executive officers of FE, subject to the terms and conditions of such plans. Executive agrees that these benefits may be provided by continued participation in GPU welfare benefit plans during 2002.

                  (f)    Pension Benefits. Executive will be entitled to
                         ----------------
participate in any and all of FE's qualified and non-qualified pension, retirement and deferred compensation plans, programs, policies and arrangements (collectively, "Retirement Plans") as they relate to FE's senior executive officers, provided however, that Executive's total pension benefit upon termination of employment shall equal the greater of: (i) her pension calculated under GPU pension plans; or (ii) her pension calculated under FE pension plans, in both cases taking into account: (A) all her service with GPU and FE, including the additional five (5) years of age and service added to Executive's actual years of age and service, and (B) $240,000 representing the annual bonus to which Executive would have been entitled on account of 2001, but for this amendment.

                  (g)    Expenses. Executive will be entitled to reimbursement
                         --------
of all business, travel and entertainment expenses incurred by Executive on behalf of FE in the course of the performance of Executive's duties hereunder. Executive will also be entitled to receive reimbursements under FE's relocation plans or programs as in effect from time to time as it relates to FE's senior executive officers, including reimbursement for temporary housing, if any.

                  (h)    Vacations. Executive will be entitled to vacation in
                         ---------
each calendar year in accordance with FE's policy in effect from time to time as it relates to FE's senior executive officers, but in no event less than 20 days per year.

                  (i)    Miscellaneous. Executive will be entitled to (i) the
                         -------------
use of a company automobile in accordance with FE's automobile policy as it relates to FE's senior executive officers from time to time, and (ii) continuation of the financial planning benefits to which Executive was entitled immediately prior to the Effective Time.

         8C.      Post Termination Obligations.
                  ----------------------------

                  (a)    Covenant Not to Compete. For a period of one year
                         -----------------------
following Executive's termination of employment, Executive shall be permitted to engage in any business and perform services for or on her own account provided that such business and services shall not be in direct competition with, or be for a company that is in direct competition with, FE or its affiliates or subsidiaries. Executive further expressly covenants and agrees that she will not at any time during the one-year period for herself or on behalf of any other person, firm, association or other entities do any of the following:

                         (i)     Participate or engage, by virtue of being
employed or otherwise, directly or indirectly, in the business of selling, servicing, and/or manufacturing products, supplies or services of the kind, nature or description of those sold by FE;

                         (ii)    Directly participate or engage, on the behalf
of other parties, in the purchase of products, supplies or services of the kind, nature or description of those sold by FE,

                         (iii)   Solicit, divert, take away or attempt to take
away any of FE's Customers or the business or patronage of any such Customers of FE;

                         (iv)    Solicit, entice, lure, employ or endeavor to
employ any of FE's employees;

                         (v)     Divulge to others or use for her own benefit
any confidential information obtained during the course of her employment with FE relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of FE; and

                         (vi)    Divulge to others or use to her own benefit any
trade secrets belonging to FE obtained during the course of her employment or that she became aware of as a consequence of her employment.

The term "Customer" shall mean any person, firm, association, corporation or other entity to which Executive or FE has sold the FE's products or services within the twenty-four (24) month period immediately preceding Executive's termination of employment or that FE is in the process of selling its products or services, or to which Executive or FE has submitted a bid, or is in the process of submitting a bid to sell FE's products or services.

                  (b)    Consideration. As consideration for agreeing to the
                         -------------
above restrictions, FE shall pay Executive an amount equal to the sum of $1,838,000, to be paid as follows: (i) $400,000 upon signing of this amendment; (ii)$400,000 no later than January 31, 2002; (iii) $1,038,000 upon the earlier of the date on which Executive terminates employment for any reason or November 7, 2003.

                  (c)    Effect of  Death.  In the event of  Executive's  death
                         ----------------
at any time whether before or after Executive ceases to be an employee, FE shall pay the Executive or her estate, as the case may be, any unpaid Consideration described in subsection (b), above, in a lump sum within thirty (30) days following Executive's death.

2.       The first 2 lines of section 15.6 are amended to read as follows:

         A "Change in Control" shall mean the occurrence on or before the Effective Time of:"


So Agreed:                                  Date:



---------------------------                 ------------------------------
Carole B. Snyder


For FirstEnergy Corp.                       Date:



--------------------------                  ------------------------------
President